Exhibit 99.2

Final Transcript

Conference Call Transcript SUP - Q1 2008 Superior Industries Earnings Conference Call Event Date/Time: May. 09. 2008 / 1:00PM ET

CORPORATE PARTICIPANTS

 Steven Borick
 Superior Industries International, Inc. – Chairman, CEO and President

 Erika Turner
 Superior Industries International, Inc. - CFO

 Michael O'Rourke
 Superior Industries International, Inc. - EVP, Sales & Administration

 Bud Fanelli
 Superior Industries International, Inc. – VP, Corporate Controller

CONFERENCE CALL PARTICIPANTS

 David Leiker
 Robert W. Baird - Analyst

 Joe Durham
 Credit Suisse - Analyst

 Matt Mishan
 KeyBanc Capital Markets - Analyst

 Jeff Linroth
 Leaving It Better LLC - Analyst

 Jake Crandlemire
 Ramsey Assets - Analyst

 Tom Fogarty
 Silverstone Capital - Analyst

 PRESENTATION

Operator
Good day, and welcome to the Superior Industries first quarter 2008 earnings teleconference.
For opening remarks and introductions I would like to turn the call over to Mr. Steven Borick, Chief Executive Officer. Please go ahead, sir.

Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
Okay. Good morning, everybody, and afternoon in the east coast. Thank you for attending our first quarter 2008 conference call. We have a new addition to the team. As I announced, I believe, at the end of '07 for our year end, Erika Turner, our new CFO, has been online with us approximately two and a half months and has been getting her feet wet. So we're going to let her do the first conference call of 2008. We're very happy to have Erika on board as part of our senior leadership team here at Superior. And I will be happy to respond to questions after Erika gives the opening remarks and gives the information on our first quarter. Erika, I'll turn it over to you.

Erika Turner - Superior Industries International, Inc. - CFO
Okay. Thank you, Steven. Good morning, good afternoon, everybody. I'm very pleased to be here with Superior and, as Steven noted, I'm very new to the team here, so I'll start with the opening remarks and go into some financial information. When it comes to questions and answers, I have some support people here helping me out, so we'll look to them to help with your piercing questions.

So let me get started, then, and first, as usual, we have a comment from our lawyers. Any comments made in this webcast are subject to the Safe Harbor for forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer schedule volatility, potential declines in the production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the company's annual report on form 10K for a complete write up on forward-looking statements and risk factors.

So with that, this morning we reported net income for the first quarter of 2008 of $3.2 million or $0.12 per diluted share compared to a net income in 2007 of $2.1 million or $0.08 per diluted share. Consolidated revenues decreased $22.7 million or 9.2% to $222.2 million from $244.9 million in the same period a year ago. On this lower volume, income from operations was $3.2 million compared to a loss from operations of $4.8 million in 2007. The major factor contributing to the increased profitability in 2008 was the significant improvement in overall gross profit, which increased to 4.2% of net sales from .9% a year ago. Also contributing to the increase in net income was the equity earnings of our joint venture in Hungary which increased to $2.1 million in 2008 from $.8 million in 2007. The joint venture's increased profitability was due principally to a 9.2% increase in unit shipments in the current period, a reduction in raw material costs and the 13.9% increase in the value of the Euro which equated to $.3 million of the increased equity earnings.

As indicated in the earnings release, the tax provision in the current quarter reflects an estimated annual effective income tax rate of 51.9% or $1.927 million plus an additional provision of $693,000 for discreet tax liability adjustments applicable to the current quarter. The tax benefit in the same quarter a year ago represented an estimated annual effective income tax rate of 39.6% or $624,000 and included an additional tax benefit totaling $2.183 million for discreet items during that period. The higher estimated annual effective income tax rate in the current period was due principally to the mix of U.S. and Mexico pre-tax income and to the impact of permanent items. With respect to discreet items, these generally include adjustments to the tax liabilities for tax return differences, changes in valuation reserves and changes in liabilities for uncertain tax positions.  In 2007, we reduced our tax liabilities for uncertain tax positions in the first quarter upon application of a statute of limitations. In 2008, the same application will result in a second quarter reduction due to the relative timing of our fiscal quarter end dates.

Overall, North American production of passenger cars and light trucks in the first quarter was reported by industry publications as being down approximately 8.7% versus the same period a year ago, compared to a 9.8% decrease for our unit shipments in the same period. However, production of specific passenger cars and light trucks using our wheel programs decreased 11.7% compared to our 9.8% decrease in unit shipments, indicating an increased market share on those programs. North American production and our unit shipments in the current period were impacted negatively by the United Auto Workers strike against American Axle that idled approximately 30 GM plants. About half our decrease in unit shipments in the current quarter compared to a year ago can be attributed to that strike. The other half of the decrease is primarily due to additional takeover business in 2007.

Our product mix in the first quarter is in line with consumer preferences for lower fuel consuming vehicles. For instance, shipments during the quarter to Ford on the redesigned Focus increased 65% over of the first quarter of 2007. On the Ford Fusion and Mercury Milan shipments increased over 100% from a year earlier.  Altima shipments to Nissan increased in the first quarter of 2008 compared to 2007 and our business with Toyota more than doubled during the same period. We continue to see strong weekly shipments to GM on the redesigned Chevy Malibu and Cadillac CTS through the quarter and recorded increased shipments to Chrysler on the 300, Dodge Caravan and Jeep Liberty. These increases were the result of incremental business wins over the last two years. We also saw strong initial shipments to Chrysler for the Dodge Journey crossover vehicle that launched in the first quarter of this year.

The second quarter of this year is clearly presenting significant business challenges as continued American Axle and GM plant-specific strike actions take their toll on our anticipated shipments. We've been taking appropriate measures in those facilities affected by these actions and we are awaiting customer direction and schedule clarification as to what to expect going forward once these strike issues are finally resolved. Accordingly, we will not be providing specific Q2 2008 guidance. We believe the performance in the first quarter demonstrates that our previous restructuring actions, realignment of our senior management team, and heightened focus on business improvements are delivering the intended results. Accordingly, our business focus remains on effective operational management, continuing to diversify customer and platform product mix and maintaining as much flexibility as possible to deal with our industry's current economic challenges.

Before reviewing some of the financial details for the quarter and then taking your questions, I also wanted to mention that we will be filing our quarterly report on form 10Q with the SEC later today. Shortly thereafter it will also be available on our website at www.supind.com. I'd now like to review some of the financial highlights for the quarter. In the -- in each case I'm comparing the first quarter of '08 to the first quarter of '07. Our net sales on OEM wheels first quarter '08 was $222.238 million compared to $244.875 million for a decrease of 9.2%. However, during that same period, our units shipped decreased by 9.8%, which is largely an indication of favorable mix with respect to the larger wheels for the period. For the first quarter of '08, our net income was $3.179 million compared to '07 of $2.051 million for an increase of 55%. This resulted in earnings per diluted share for the first quarter of $0.12 compared to $0.08 a year ago. Gross profit margin for the first quarter was 4.2% compared to last year same time of .9%. SG&A as a percentage of sales was flat for the two periods at 2.8% and net income as a percentage of sales was 1.4% in '08 compared to .8% in '07.

Switching to some balance sheet data, our shareholders equity at the end of the quarter was $556.687 million compared to $550.573 million a year ago. Our current ratio was 3.8:1 compared to 2.9:1. Our weighted average shares diluted, 26.642 million at the end of the quarter compared to 26.616 million in 2007. And the actual shares outstanding were 26,643,065 compared to 26,610,191. Our actual depreciation for the first quarter was $11.255 million compared to $10.134 million a year ago and we're estimating our full year depreciation for 2008 to be approximately $45 million. Capital expenditures for the first quarter totaled $3.095 million compared to a year ago, $14.494 million, and we're estimating our full year capital expenditures to be approximately $27 million. Our interest income for the quarter was $980,000 compared to $822,000 a year ago, which reflect higher cash balances at the end of the first quarter totaling $105.204 million compared to $58.629 million a year ago. Our joint venture equity income for the first quarter was $2.085 million compared to $818,000 a year ago. And miscellaneous income and expenses totaled an expense of $442,000 for the first quarter compared to income a year ago of $2.374 million, which as we indicated back then was due to sale of an investment.

Okay. Moving to some balance sheet data and in this case I'm comparing the end of current quarter to the end of the fiscal year to the end of the first quarter of last year. So cash and cash equivalents totaled $105 million -- $105.2 million, I'll be reading this in millions, compared to $106.8 million at the end of the fiscal year, compared to $58.6 million at the end of first quarter last year. Our accounts receivable are at $143.9 million at the end of the quarter compared to $125.7 million at the end of the fiscal year, compared to $170.9 million at the end of the first quarter. Net inventories have come down to $103.2 million at the end of the quarter compared to $107.2 million at the end of the fiscal year, compared to $116.1 million at the end of first quarter last year. Our total property plant and equipment net is at $296.8 million at the end of March, compared to $302.2 million at the end of the fiscal year, compared to $312.5 million at the end of the first quarter.

Our investment balance is $57.3 million at the end of the quarter, compared to $51 million at the end of the fiscal year, compared to $43.3 million at the end of the first quarter last year. And our total assets are $740.2 million, compared to $729.9 million, compared to $747.9 million. Moving to liabilities and equity, our accounts payable at the end of the quarter was $51 million compared to $51.6 million at the end of the fiscal year, compared to $82.1 million at the end of the first quarter last year. Accrued expenses, $45 million, compared to $44 million, compared to $44.3 million, relatively flat. Total current liabilities, $96 million at the end of the quarter, $95.6 million at the end of the fiscal year, $126.4 million at the end of first quarter last year.

Our noncurrent tax liabilities, $65.9 million at the end of the quarter, $62.2 million at the end of the fiscal year, $57 million at the end of first quarter '07. And our retirement liabilities, $21.6 million compared to $21.5 million, compared to $21.8 million a year ago. Total shareholders equity at the end of the quarter, $556.7 million, compared to $550.6 million, compared to $542.7 million a year ago. And total liabilities and equity, equal total assets of $740.2 million at the end of the quarter, $729.9 million at the end of the fiscal year and $747.9 million at the end of last year first quarter. Total working capital, $271.7 million at the end of the quarter, $260.5 million at the end of the fiscal year, and $243.5 million at the end of the first quarter of last year. So with that said, I would like to open up the lines to start taking some questions.

QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS) We'll pause for just a moment. We'll take our first question today from David Leiker with Robert W. Baird.

 David Leiker - Robert W. Baird - Analyst
 Good morning, everybody.

 Erika Turner - Superior Industries International, Inc. - CFO
 Hi, David.

David Leiker - Robert W. Baird - Analyst
 Two questions here first. Where do you think your tax rate is going to end up with all -- you've got a lot of moving pieces right now, but what do you think the best guess guest is for a -- best guess is for a full year number?

Erika Turner - Superior Industries International, Inc. - CFO
 Bud, do you care to guess? Do you care to check your crystal ball?

Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Well, again, David, due principally to the discreet items, it's awful difficult to project accumulative effective rate including the discreet. As far as the effective rate before the discreet items, we're still estimating to be around 50% at this time.

 David Leiker - Robert W. Baird - Analyst
 Okay. 50% ex those. Okay. And your profits in Mexico increase? That's taking your tax rate lower or higher?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 It should be lower.

 David Leiker - Robert W. Baird - Analyst
 Lower, okay. And then the second item is do you have a cash of operations number for the quarter?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Yes. It's $5.5 million. A year ago it was a negative $5.6 million.

 David Leiker - Robert W. Baird - Analyst
 Okay. Great. And then a couple of other items here. During the comments you talked about shipments, the decline in shipments. Half of it was attributed to the GMT 900 and then the other half was attributed to takeover business from last year. Can you walk just through that a little bit?

Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 What we meant there was that -- actually, the unit shipments compared to our budget for the quarter, if you take the American Axle situation out, they're pretty much in line, so we had actually budgeted a lower unit shipment number than we had a year ago and because a year ago had a lot of this new takeover business in it.

 David Leiker - Robert W. Baird - Analyst
 So is that just pipeline filling from last year, is that the issue, or is that volume running at a lower pace in terms of end demand?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 This is Mike O'Rourke. I would say some of that is volume running at a lower pace. If you recall in '07 some of the new programs that we've taken over, just started gangbusters. Acadia would be an example. Where we get into the first quarter of '08, that tended to taper off a little bit.

 David Leiker - Robert W. Baird - Analyst
 Okay. I think, do you care -- I think in the last call you made a comment that obviously this was before a strike with American Axle, but that, first half week or second half stronger and overall they kind of offset each other. If you -- don't know how you can exclude the strike, but is that characterization still fair or not?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 That's anyone's guess, I think, in this business today. We talk to GM every -- almost every single day, different angles, assembly plants, purchasing, the platforms, really, it's we've got to get through the strike and then we have to readjust our schedules and we'll let you know.  That's really the message we keep getting.

 David Leiker - Robert W. Baird - Analyst
 Two quick comments here. If you take your Hungarian joint venture today, what's the end mark as for where those wheels are going today?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 The majority is Europe.

 David Leiker - Robert W. Baird - Analyst
 Are you still bringing those back to North America?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 There's only one program, David, this is Steve, which is the GMT 800 forged wheel and basically we've cut that production off totally. At this point we have enough inventory for a fairly lengthy period of time and of course that volume overall is declining as they're changing their mix to more cast anyway. So Suoftec is going to have some negative impact from that initially, but the offset will be eventually that as that volume goes down, the negative impact from the Euro that we're get here will sort of reverse itself in time, and eventually as we see that volume continue to decline, I look at it as a positive, because right now that whole thing is a negative to the company in my opinion, the pricing of the product, the inability to raise the price and the Euro at $1.55 and those impacts because we're not hedged against that position.

 David Leiker - Robert W. Baird - Analyst
 Right. Alright. So you expanded capacity there as well. So as you do this, where are you picking up volume in Europe?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Well, it's coming from a number of places. Europe is -- so Suoftec is overall completely full in the cast side, more or less, and lots of business going forward on the forge side, as I said last time, we're installing a new 7,000-ton press and all the insundry items. And we'll look to start making some larger, more stylized wheels, but it's not going to really impact us in '08, it will be '09 that we'll pick up that lot of that forged volume that we're losing. So it's kind of a combination. And they're doing a great job at their cost controls and efficiency over there.

 David Leiker - Robert W. Baird - Analyst
 What are you picking up volume wise?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 Ford is one of them. BMW is fairly significant volume. And there's a lot of requests for quotes out from a lot of players over there.

 David Leiker - Robert W. Baird - Analyst
 Okay. Great. And then just one last thing here, on the cost side and the capacity. As you look at balancing that go out and, where are you at this point in terms of the U.S., Mexican volumes and capacities? Are those balanced or are there still moves that you need to make there?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 No, I think if it wasn't for the strike, we would have been pretty balanced this year and we're looking at creating -- I'm actually quite pleased with our overall budget process, other than the fact that this strike has had negative impacts on us and the ability in Mexico to react to some of that because of labor laws and being able to go to four-day work weeks and some other things. But our U.S. production on budget looks pretty good. And, we're still probably 60/40 and we're just going to continue to move as we look at what we need to do to rationalize while we're working on our efficiencies.

 David Leiker - Robert W. Baird - Analyst
 And then just a last follow-up on that. Have you done any looking out a couple of three years as your volume grows for what your capacity plans are for the next step here?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Well, we've done an initial look out through '10, '11 and a lot of moving parts. I just got back from Asia on Wednesday, believe it or not, hard to believe, but I actually saw some things that I was pretty interested in and so there's some things in the pipeline that we're working on that will be pretty interesting for the company going forward.

 David Leiker - Robert W. Baird - Analyst
 Great. Thank you very much.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Okay, David.

Operator
 We'll take our next question from Chris Ceraso from Credit Suisse.

Joe Durham - Credit Suisse - Analyst
 Hey, this is Joe Durham on for Chris.

Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Hey, Joe.

Joe Durham - Credit Suisse - Analyst
 Hey. The release cites a 13.1% decline in total production versus a year ago and a 9.8% decline in unit wheel shipments. Does that have any effect on the gross margin whatsoever when you're building fewer than you're selling?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Yes, it would.

 Joe Durham - Credit Suisse - Analyst
 What directionally -- how does that work? Can you sort of walk me through that?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Well, the more wheels you produce, the more fixed costs you're going to absorb into your inventory and then as you sell those wheels, of course, you get whatever your profit margin is on the wheels. So lowering the production has a negative impact on your profit.

 Joe Durham - Credit Suisse - Analyst
 What is the -- can you give sort of the difference in your penetration or your share of the pickups versus the full-size SUVs on the GMT 900 platform?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 A greater weight towards the pickups with GM.

 Joe Durham - Credit Suisse - Analyst
 Okay. Is that much more heavy? I mean I guess the SUVs held up pretty good last quarter and they seem to be coming down further, so I'm just -- is it skewed really heavily toward the pickups or --

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 No. I'd say marginally towards the pickups versus the SUVs.

 Joe Durham - Credit Suisse - Analyst
 Okay.

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 But that tends to change as their lineups change. There's new wheels coming in for '09 that will change that mix a little bit.

 Joe Durham - Credit Suisse - Analyst
 All right. And what are you guys seeing so far in the quarter, I guess Q2 versus Q1? Is there -- have the trends been getting worse, sort of in real time here as sales have fallen on the truck side and are you seeing more volatility? I guess just in general what are you guys feeling so far, a month in?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 Well, the big issue as we said before is the strike. We -- as Erika mentioned in the commentary, take the Chevy Malibu, great numbers in the first quarter, strong numbers through April, and then we come in Monday and the main plant Fairfax, Kansas, is on strike. So that throws a whole level of volatility that we weren't expecting.

 Joe Durham - Credit Suisse - Analyst
 And do you guys have any outlook for natural gas prices? I guess that would be the primary energy source for most of your plants. Does that -- do you guys hedge that? What do you see as your exposure there?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 We're about 50% hedged right now at considerably lower prices than spot. Gas for the first time is running to a great degree with oil, and, of course, as everybody knows, today oil topped $125 and is trading above there today. Gas is in the $11.50 range. We're actually looking at some hedging already for 2009 and '10, and I think it's going to be a function of where oil prices end up as to what we see with gas. There's plenty of storage of gas, so it's basically a trader's market in a speculating market in my opinion today, it's not a supply and demand issue.

 Joe Durham - Credit Suisse - Analyst
 Mr. Borick, can you talk at all about -- a little bit more about what you saw in Asia?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Actually, at this point, no, other than as I told you before, Superior continues to look to globalize our footprint. We're being very cautious, I'm being very careful with our capital and we're looking at the opportunities as to how to become an even lower cost producer and how you mix that into our entire mix of the organization, the ability to supply more on a worldwide basis and that's just the direction I'm taking. There will be more to come on that in the next couple of quarters, I'm sure.

 Joe Durham - Credit Suisse - Analyst
 Okay, thanks.

 Steven Borick - Superior Industries International, Inc. - CEO
 You bet.

Operator
 Our next question is from Brett Hoselton with KeyBanc.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Hey, guys. How are you doing? This is Matt Mishan in for Brett.

Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Hi, Matt. Good morning.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Hi, I had question about the mix between Mexico and the United States. With General Motors basically idling a couple of plants in the United States and Axle really producing a lot in Mexico, did you end up producing more? Did the mix shift more to Mexico than the U.S. this quarter?

 Erika Turner - Superior Industries International, Inc. - CFO
 No, in fact, our Mexican plants were also impacted by the strike, so it equally hurt us all over the place.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Okay. So it was still at 40/60 moving towards 50/50 by the end of the year.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 That's what we're trying to look toward, yes.

 Erika Turner - Superior Industries International, Inc. - CFO
 Yes. It's a little bit better than that-- We're about 59/41 as of today and sliding in the direction towards 50/50.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 A second question, were you guys looking at any more takeover business for this year? Is there any that you can point to and say that volume and shipments are going to expand?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 I can't say specifically anything that's out there like we saw with -- over the last couple of years with some of the weaker players in North America. There's always that possibility. Again, as the vehicle mix changes, that could present some opportunities or challenges, depending on what the OEs determine they're going to build and when.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Okay, great. And final question on the aluminum pass throughs. What's the time lag on that?

 Erika Turner - Superior Industries International, Inc. - CFO
 It varies by customer between a month and a quarter.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Probably, what, a 50-day overall. I don't know. Is there an average number there, guys?

Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 Depends on the customers.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I mean GM as an example is every month. So that's a big bulk business. Ford is on a quarterly, I believe.

 Erika Turner - Superior Industries International, Inc. - CFO
 Yes.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 So kind of mix the two up. We've got a few that are six months. But the big ones are month and a quarter. So when you mix that all up, it sort of just works its way through the process.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Some of this new business that you're winning, is that still contingent upon 100% pass throughs or are you seeing push back from some of the OEMs saying no to that?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 No, there's nothing at this point still 100% pass through.

 Matt Mishan - KeyBanc Capital Markets - Analyst
 Okay. Great. Thank you, guys.

 Erika Turner - Superior Industries International, Inc. - CFO
 Thank you.

Operator
 (OPERATOR INSTRUCTIONS) We'll take our next question from Jen Linroth -- excuse me, Jeff Linroth with Leaving It Better.

 Jeff Linroth - Leaving It Better LLC - Analyst
 Good morning. And welcome, Erika.

 Erika Turner - Superior Industries International, Inc. - CFO
 Thank you. Good morning, Jeff.

 Jeff Linroth - Leaving It Better LLC - Analyst
 Well, it was really nice to read in that release that you were outside of the event on 5% again on margins. If you would, just talk a little bit about capacity utilization in light of what's going on, how satisfied are you with where you're at right now?

Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I'm personally quite satisfied with the direction, other than the strike again. I mean it's had an impact of -- I don't know what the volume number is, but I know it's significant. Yes.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 On sales volume?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Yes.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 It's about $12 million in the first quarter.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 In the first quarter? And more bulk in the second, I believe.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Oh, yes.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 At this point.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Surpassed.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Yes. But other than that, we are running at a pretty good utilization rate, but more importantly, it is our plan under the direction of Ken Stakas are really taking a strong hold on our new budgeting process and the creation of efficiencies. I'm feeling comfortable that the company is moving in the correct direction in spite of the fact that we've got always a lot of issues on our table because of the industry that we're in, and in particularly what we're seeing today with energy, fuel in general, a mix of vehicles and how we're going to change that mix within the company. But overall, everybody is working very hard to work toward budget and reducing costs and continuing to create efficiencies, and from my standpoint, I'm going to continue to use capital where necessary to really push that forward in '08 and going into '09, too.

 Jeff Linroth - Leaving It Better LLC - Analyst
 Yes. I appreciate that. Not really specific to American Axle, but more in a big picture view, do you anticipate -- do you -- in your microscopic view, do you see some snap back when this strike dies down and things resume, or do you imagine that the softness that we're seeing in the economy in general might just -- we might not get any snap back when things are really settled back down?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I personally don't believe we're going to see a hell of a lot. I thought at first we were getting indications early, particularly GM that we'd see some new build, but I think the reality of this whole strike is in my opinion the desire to reduce on GMs part and why they didn't enter the idea of $200 million six weeks ago is because they wanted to reduce their inventories, which they've done a good job of at the dealer level. And now it's starting to impact them with the Malibu strike and it's interesting how the Malibu strike all of a sudden brought $200 million to the table in very quick order. And I assume that we'll see the strike over within a week.

 Jeff Linroth - Leaving It Better LLC - Analyst
 Yes. And lastly, that was quite a bump up in the Hungary outcome and if you'd add any color to that. I mean another question produced some discussion of it, but it -- the number just by itself is very, very encouraging, and any more color you'd like to add to that, I'd really appreciate it.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Hungary is just doing a very, very good job. It is a terrific plant. The management over there has their eye on the ball every single day. The one thing that we're believing strongly at Superior is what I call discipline in every facet of our business, and that goes from the SG&A side all the way through the operational side. Hungary does an exceptional job and we keep learning from them how to do it better over here. I continue to send people to Hungary to learn, and they're very full and as long as they stay full, their efficiency -- as I said though, with the GMC forged wheel, that will have impact on Hungary's overall number, but I hope to see an offset in the U.S. eventually from that. It's not going to come right away, though.

Jeff Linroth - Leaving It Better LLC - Analyst
All right. Well, thanks for everything. You've definitely put a couple of quarters together and it's really obvious that just things are changing and results are occurring. So thanks for everything.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Appreciate that.

 Erika Turner - Superior Industries International, Inc. - CFO
 Thanks, Jeff.

Operator
 We'll take our next question from Jake Crandlemire with Ramsey Assets.

 Jake Crandlemire - Ramsey Assets - Analyst
 Hey, guys. Just one follow-up on the natural gas. I guess -- is there a certain time or are they structured on a rolling basis or are we going to see them all start to roll off at a certain point in time here in the future?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 No, they're volume driven by plant or by area of the country, and so what you'll see is that as we go forward into '09, you'll see some new contracts put on and some of the old ones roll off, but, as I said, we're hedging about 50% of our total needs in '08 and those will stay all the way through '08. We have not hedged anything else based on the price today for '08.

 Jake Crandlemire - Ramsey Assets - Analyst
 Got it. And when you guys refer to the raw material benefit over at the European JV, was that related to aluminum or is that passed through some of the U.S. plants and related to something else?

Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I can't answer that.

 Erika Turner - Superior Industries International, Inc. - CFO
 The raw material improvement. Suoftec.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Improvement.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
Suoftec? Yes, they had a similar situation in that their selling prices decreased, but not at the same rate that their purchase prices for aluminum had decreased. So they had an aluminum profit. They also had over a 9% increase in unit shipments during that period, which was a big part of the improved profits. And then, of course, you have to deal with the exchange rate, which looking at their net income impacted it by about $.5 million and half of that came through as part of our equity earnings.

 Jake Crandlemire - Ramsey Assets - Analyst
 Yes. And then on the North American, obviously it is off for '08, it's probably reasonable to assume that across the board amongst you and your peers, there's a little bit of extra capacity. Is that -- in your view, is that having any impact on pricing and is pricing still kind of below what you guys would expect as a rational price in this current environment?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 You get these indications of pricing reductions from time to time, but the reality is that overall, we keep certainly bumping on the bottom of the bucket, in my opinion, on pricing. When I came back from Asia on Wednesday, certainly I got the indication, interestingly enough from a lot of discussion inside of the wheel world that there's a lot of players over there that are struggling very hard, both domestically and on the export side with where prices are. And what that tells me is that there's going to be a survivor game for a period of time and then you'll see an oops and you'll see some fall out in Asia as some of the players who are even pricing down today are doing it to try to keep cash flow going to survive, wondering how they're going to make it.

And, quite frankly, they have a lot of the same issues we're looking at. Their labor, of course, is their big plus. But their energy costs are way high, in fact, higher in a lot of places because they don't have natural gas, they're using fuel oils instead, and transportation and all the same stories. So I anticipate seeing some fall out in Asia that might give us some small traction going forward, but it's nothing that's going to happen overnight. It's still the last man standing theory in my opinion.

 Jake Crandlemire - Ramsey Assets - Analyst
 Got it. And then on the wheel shipments, stepping back for the full year, can you guys give us some color as to what you think. Obviously the strike was a one-time event, but as you said, GM really used it instead of production cuts to reduce inventories, and they came out a few weeks ago and said they're going to reduce inventories in the second half as well on top of the strike. Can you guys give us kind of a picture as to how you see wheel volumes for 2008 versus 2007?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 We don't disclose that information.

 Jake Crandlemire - Ramsey Assets - Analyst
 But I mean -- okay. But I mean are you guys thinking, just directionally, are there going to be more or less than 2007?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Well, we were anticipating, I believe, fairly flat from '07 to '08. Now, with the strike, obviously we're going to see reduction there. But other than that, we've got a lot of launches coming up in the next couple of months that will have some positive impact and we'll see how all of that plays out. Your crystal ball is as good as mine as far as the SAR numbers.

 Jake Crandlemire - Ramsey Assets - Analyst
 All right. Thanks, guys.

Operator
 (OPERATOR INSTRUCTIONS) We'll take our next question from Tom Fogarty with Silverstone Capital.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Hey, Tom.

 Tom Fogarty - Silverstone Capital - Analyst
 Hey, Erika, hey, Steven, how are you doing?

 Erika Turner - Superior Industries International, Inc. - CFO
 How are you doing?

 Tom Fogarty - Silverstone Capital - Analyst
 I'm pretty happy. This is a nice quarter.

 Erika Turner - Superior Industries International, Inc. - CFO
 Good. We are, too.

 Tom Fogarty - Silverstone Capital - Analyst
 My question sort of is an answered actually. I was wondering if you could breakdown of the 60 basis points point delta between the revenue and the units, how much came from price, how much was from mix and how much was from delays in aluminum?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I'm going to let the gurus handle that.

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 The aluminum impact on the average selling price was a drop of 3.5%, which equated to about $7.7 million of revenue. So there was a 3.5% drop in aluminum in the selling price, and it was offset by approximately a 4% increase in the mix, larger wheels outweighing the smaller wheels this period over last. So the mix of 4% offset the 3.5% drop in aluminum.

Tom Fogarty - Silverstone Capital - Analyst
 Okay. But isn't there -- when there's a delay between the price you pay for aluminum and the price you get for aluminum, that does -- I guess that doesn't really effect the revenue line, that effects the gross margin line?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 Yes.

 Tom Fogarty - Silverstone Capital - Analyst
 And how big was that impact?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 It was about $1.5 million.

 Tom Fogarty - Silverstone Capital - Analyst
 Okay. $1.5 million.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Prices were pretty flat, Tom, so you didn't see a lot of craziness in aluminum.

 Tom Fogarty - Silverstone Capital - Analyst
 Okay. And now, I'm just a little bit confused, because it seems to me that when we look at what's being sold in greater and greater volumes, it's smaller vehicles, and what's being sold in lower and lower volume, it's the larger vehicles. And so I'm just kind of curious how you reconcile, the end market vehicle demand with the increase in mix from you guys?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Well, I don't think that we're quite there yet because there's still been a lot of -- there's a lot of programs that are using 18 and 20 inch wheels. We're picking up more business, obviously, with smaller wheels, but, 17s and 18s are still going to be more common than 15s and 16s at this point, even new programs on Toyota or Nissan are still 17 or 18 inch wheels in a lot of cases. We're going to have to wait and see how that plays itself out. As an example, the 900 that's coming out is a lot of 20-inch product. How that's going to sell other than filling the pipeline is a good question right now.

 Tom Fogarty - Silverstone Capital - Analyst
Okay. But for the time being, it's safe to say that the increasing wheel size on cars is offsetting the decreasing mix of cars versus trucks?

 Michael O'Rourke - Superior Industries International, Inc. - EVP, Sales & Administration
 To some degree.

 Erika Turner - Superior Industries International, Inc. - CFO
 It's also just a point in time, Tom, so we're just comparing Q1 of '07 to Q1 of '08 and --

Tom Fogarty - Silverstone Capital - Analyst
 Yes.

 Erika Turner - Superior Industries International, Inc. - CFO
 -- it's not necessarily a trend line.

 Tom Fogarty - Silverstone Capital - Analyst
 Okay. Fair enough. And then the last thing, just to kind of amplify a little bit, it sounds like the competition coming from overseas is maybe mitigated even a little bit more from where it was last quarter. Is that fair?

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 I would say the OEMs are still strongly looking, obviously, because of their own issues at price, price, price, but on the other hand, what I'm getting from some fairly serious internal talks with a couple of the large OEMs is that they're also even more looking at global partnering, and price is very important, but quality of product, capability for delivery, directional delivery points in the world, platform supply, commonality are going to be more buzz words going forward, and we're taking that very seriously.

 Tom Fogarty - Silverstone Capital - Analyst
 I'd like to talk to you about that more, but I'll leave it to another time. Thank you.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Okay, Tom. Thanks.

Operator
 (OPERATOR INSTRUCTIONS) We have a follow-up from Jake Crandlemire.

 Jake Crandlemire - Ramsey Assets - Analyst
 Just a follow-up on that comment before. You guys got a $1.5 million benefit from the aluminum price decrease in the quarter?

 Bud Fanelli - Superior Industries International, Inc. – VP, Corporate Controller
 On the gross profit line, yes.

 Jake Crandlemire - Ramsey Assets - Analyst
 Okay. Perfect. Thank you.

Operator
 And there are no further questions at this time. If I may turn the conference back over to your speakers for any additional or closing remarks.

 Steven Borick - Superior Industries International, Inc. – Chairman, CEO & President
 Okay. This is Steve Borick again. I want to thank everybody for their continued interest in Superior. I guess I could tell you that I was pleased with the earnings, but I wasn't, because I think that we had an opportunity to really have significantly higher earnings based on the Axle strike and having to react to it in all of our plants. So the positive is, I think, that we were in the right direction and we could have seen some better numbers. The real positive for me, though, is that, as I said earlier, I have a senior leadership team in place today that I'm really comfortable with for the first time since I've been the CEO of this company. We're all working together as a team and that's being funneled down in goal deployment throughout the company. We can never stop working hard enough to deal with this environment that we're in, but we're going to continue to bring the earnings to the table. Our balance sheet is pristine. Our capability for opportunities is out there in front of us, both with the ability to use some of our balance sheet where necessary and continue to spend capital to upgrade internally within our organization for a better profitability and efficiencies. We're going to move in that direction, and I appreciate everybody's time today and continued interest. Have a good day.

Operator
Thank you. And that does conclude the conference. We thank you all for your participation. Have a great day. You may now disconnect.